Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Erin Davis
Director of Communications and Investor Relations
(858)558-6064 x120
edavis@ppti.com

              PROTEIN POLYMER TECHNOLOGIES NAMES JAMES B. MCCARTHY
                              TO BOARD OF DIRECTORS


                  SAN DIEGO, April 25, 2005 -- Protein Polymer Technologies, Inc. (OTC BB: PPTI), announced today that James B. McCarthy, M.B.A., J.D. has been elected to its Board of Directors. Having recently selected a new CEO, PPTI is expanding the Board of Directors.

                  "James McCarthy brings over 30 years of global experience in the healthcare, medical device, and biotech manufacturing fields to our company," said William N. Plamondon, PPTI's newly appointed CEO. "His expertise in planning and analysis will prove to be a great asset to our Board."

                  McCarthy is Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, IL., a company specializing in the development of hospitals and specialty medical facilities in both the U.S. and overseas. He has also held senior management positions for a Chicago-based health care consulting company, a medical device manufacturing company, and the Medical Products Division of 3M Company. McCarthy has a BA from the University of Notre Dame, a J.D. from Loyola University School of Law, and an MBA from the Keller Graduate School of Management. He sits on several boards including Wintrust Financial Corporation, Lake Forest, IL. (NASDAQ, WTFC), and Sirigen, Inc., Santa Barbara, CA. "I am delighted to be joining the Board of Protein Polymer Technologies", said McCarthy. "I look forward to working with the Board and Management on the expansion and ongoing development of the company's exciting technologies and products."

                  Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, creating an extensive portfolio of proprietary biomaterials for use in the development of bioactive devices. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.


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                  This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2004 Annual Report on Form 10-KSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.